EXHIBIT 10.19
Summary of Compensation for Non-Employee Directors
     The following sets forth the compensation for each of our non-employee directors:

New Director Restricted Stock Grant	Shares of restricted stock under the Western Refining Long-Term Incentive Plan in an amount equal to $40,000 (computed based on the closing price of the Company’s common stock on the date of grant); granted upon first being either elected by the stockholders or appointed by the board of directors, as applicable

Annual Cash Retainer	$40,000 for each director and $5,000 for each committee chairperson; payable in four installments at the end of each quarter in which the director serves as a director or committee chairperson, as applicable

Annual Restricted Stock Grant	Shares of restricted stock under the Western Refining Long-Term Incentive Plan in an amount equal to $40,000 (computed based on the closing price of the Company’s common stock on the date of grant); granted on the date of the Company’s annual stockholders meeting

Board Meetings	$1,500 per meeting attended, either in person or by teleconference

Committee Meetings	$1,500 per meeting attended, either in person or by teleconference

Expenses	Reimbursement of all reasonable expenses incurred in connection with attending board of directors and committee meetings and service on the board of directors